GEOS COMMUNICATIONS, INC.
2009 OMNIBUS LONG TERM INCENTIVE PLAN

ARTICLE 1
General Purpose of Plan; Definitions

1.1Name and Purposes.  The name of this plan is the Geos Communications, Inc. 2009 Omnibus Long Term Incentive Plan. The purpose of this Plan is to enable Geos Communications, Inc. and its Affiliates to: (i) attract and retain skilled and qualified officers, employees and Directors who are expected to contribute to the Company’s success by providing long-term incentive compensation opportunities competitive with those made available by other companies; (ii) motivate participants to achieve the long-term success and growth of the Company; (iii) facilitate ownership of shares of the Company; and (iv) align the interests of the participants with those of the Company’s Shareholders.

1.2Certain Definitions.  Unless the context otherwise indicates, the following words shall have the following meanings whenever used in this Plan:

“Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company within the meaning of Section 414(b) or (c) of the Code.

“Award” means any Common Share, Stock Option, Stock Appreciation Right, Restricted Share, Restricted Share Unit or Performance Share granted pursuant to this Plan.

“Base Value” is defined in Section 7.3.

“Beneficial Owner” means a “beneficial owner,” as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto).

“Board” means the Board of Directors of the Company.

“Change in Control” is defined in Section 12.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and lawful regulations and guidance promulgated thereunder. Whenever reference is made to a specific Internal Revenue Code section, such reference shall be deemed to be a reference to any successor Internal Revenue Code section or sections with the same or similar purpose.

“Committee” means the entity administering this Plan as provided in Section 2.1.

“Common Shares” means shares of common stock of the Company, no par value per share.

“Company” means Geos Communications, Inc., a corporation organized under the laws of the State of Washington and, except for purposes of determining whether a Change in Control has occurred, any corporation or entity that is a successor to Geos Communications, Inc. or substantially all of the assets of Geos Communications, Inc. and that assumes the obligations of Geos Communications, Inc. under this Plan by operation of law or otherwise.

“Date of Grant” means the date on which the Committee grants an Award.

“Director” means a member of the Board.

“Disability” shall be defined in the Award agreements, as necessary.

“Eligible Director” is defined in Section 4.1.

“Employment” as used herein shall be deemed to refer to (i) a participant’s employment if the participant is an employee of the Company or any of its Affiliates, (ii) a participant’s services as a consultant, if the participant as a consultant to the Company or its Affiliates and (iii) a participant’s services as a non-employee director, if the participant is a non-employee member of the Board; provided that, for any Award that is or becomes subject to Section 409A of the Code, termination of Employment means a “separation from service” under Section 409A of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any lawful regulations and guidance promulgated thereunder. Whenever reference is made to a specific Securities Exchange Act of 1934 section, such reference shall be deemed to be a reference to any successor section or sections with the same or similar purpose.

“Exercise Price” means the purchase price of a Share pursuant to a Stock Option.

“Fair Market Value” means the last closing price of a Share as reported on The Nasdaq Stock Market, or, if applicable, on another national securities exchange on which the Common Shares are principally traded, on the date for which the determination of Fair Market Value is made or, if there are no sales of Common Shares on such date, then on the most recent immediately preceding date on which there were any sales of Common Shares. If the Common Shares are not traded on The Nasdaq Stock Market or another national securities exchange, the “Fair Market Value” of Common Shares shall be determined by the Committee in a reasonable manner pursuant to a reasonable valuation method. Notwithstanding anything to the contrary in the foregoing, as of any date, the “Fair Market Value” of Common Shares shall be determined in a manner consistent with avoiding adverse tax consequences under Code Section 409A. In addition, “Fair Market Value” with respect to ISOs and related SARs shall be determined in accordance with Section 6.2(f).

“Full-Value Awards” means Restricted Share Awards, Restricted Share Unit Awards, Performance Share Awards and Common Share Awards.

“Incentive Stock Option” and “ISO” mean a Stock Option which meets the requirements of Section 422 of the Code.

“Non-Qualified Stock Option” and “NQSO” mean a Stock Option that does not meet the requirements of Section 422 of the Code.

“Outside Director” means a Director who meets the definitions of the terms “outside director” used in Section 162(m) of the Code, “independent director” set forth in The Nasdaq Stock Market, Inc. rules, and “non-employee director” set forth in Rule 16b-3, or any successor definitions adopted by the Internal Revenue Service, The Nasdaq Stock Market, Inc. and Securities and Exchange Commission, respectively, and similar requirements under any other applicable laws, rules and regulations.

“Parent” means any corporation which qualifies as a “parent corporation” of the Company under Section 424(e) of the Code.

“Performance Period” is defined in Section 8.4(g).

“Performance Shares” means any Shares issued pursuant to an Award granted under Article 9.

“Permitted Holder” means as of the date of determination, any participant in an employee benefit plan (or trust forming a part thereof) maintained by (i) the Company or its Affiliates or (ii) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company.

“Person” means a “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

“Plan” means this Geos Communications, Inc. 2009 Omnibus Long Term Incentive Plan, as amended from time to time.

“Plan Year” means the calendar year.

“Restricted Share Units” means Shares issued by the Company pursuant to an Award granted under Article 8 that will be issued to a participant at a future time or times at no cost or at a purchase price determined by the Committee which may be below their Fair Market Value if continued Employment, continued directorship and/or other terms and conditions specified by the Committee are satisfied.

“Restricted Shares” means Shares which are issued by the Company pursuant to an Award granted under Article 8 to a participant at no cost or at a purchase price determined by the Committee which may be below their Fair Market Value but which are subject to forfeiture and restrictions on their sale or other transfer by the participant.

“Retirement” shall be defined in the Award agreements, as necessary.

“Rule 16b-3” is defined in Article 17.

 “Section 162(m) Person” means, for any taxable year, a person who is a “covered employee” under Section 162(m)(3) of the Code.

“Share” or “Shares” mean one or more of the Common Shares.

“Shareholder” means an individual or entity that owns one or more shares of stock of the Company, including Common Shares and shares of Series F Preferred Stock.

“Stock Appreciation Rights” and “SARs” mean any right pursuant to an Award granted under Article 7.

“Stock Option” means a right to purchase a specified number of Shares at a specified price which is granted pursuant to Article 5; such right may be an Incentive Stock Option or a Non-Qualified Stock Option.

“Stock Power” means a power of attorney executed by a participant and delivered to the Company which authorizes the Company to transfer ownership of Restricted Shares, Performance Shares or Common Shares from the participant to the Company or a third party.

“Subsidiary” means any corporation which qualifies as a “subsidiary corporation” of the Company under Section 424(f) of the Code.

“Vested” means, with respect to a Common Share, when the Common Share has been awarded; with respect to a Stock Option, when the Stock Option first becomes exercisable; with respect to a Stock Appreciation Right, when the Stock Appreciation Right first becomes exercisable; with respect to Restricted Shares, when the Shares are no longer subject to forfeiture and restrictions on transferability; with respect to Restricted Share Units and Performance Shares, when the units or Shares are no longer subject to forfeiture and are convertible to Shares. “Vest” and “Vesting” shall have correlative meanings.

ARTICLE 2
Administration

2.1Authority and Duties of the Committee.

(a)           The Plan shall be administered by a Committee of at least two Directors who are appointed by the Board. Unless otherwise determined by the Board, the Compensation Committee of the Company shall serve as the Committee that will administer the Plan, and all of the members of the Committee shall be Outside Directors. Notwithstanding this requirement that the Committee consist exclusively of Outside Directors, no action or determination by the Committee or an individual then considered to be an Outside Director shall be deemed void because it is discovered that a member of the Committee or such individual fails to satisfy the requirements for being an Outside Director, except to the extent required by applicable law.

(b)           The Committee has the power and authority to grant Awards pursuant to the terms of this Plan to officers, employees, consultants and Eligible Directors.

(c)           The Committee has the sole and exclusive authority, subject to any limitations specifically set forth in this Plan, to:

(i)	select the officers, employees, consultants and Eligible Directors to whom Awards are granted;

(ii)	determine the types of Awards granted and the timing of such Awards;

(iii)	determine the number of Shares to be covered by each Award granted hereunder;

(iv)	determine whether an Award is, is intended to be, or shall remain, “performance-based compensation” within the meaning of Section 162(m) of the Code;

(v)
determine the other terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder; such terms and conditions include, but are not limited to, the Exercise Price, the time or times when Stock Options or Stock Appreciation Rights may be exercised (which may be based on performance objectives), any Vesting, acceleration or waiver of forfeiture restrictions, any performance criteria (including any performance criteria as described in Section 162(m)(4)(C) of the Code) applicable to an Award, and any restriction or limitation regarding any Option or Stock Appreciation Right or the Common Shares relating thereto, based in each case on such factors as the Committee, in its sole discretion, shall determine;

(vi)	determine whether any conditions or objectives related to Awards have been met, including any such determination required for compliance with Section 162(m) of the Code;

(vii)	subsequently modify or waive any terms and conditions of Awards, not inconsistent with the terms of this Plan;

(viii)	adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it deems advisable from time to time;

(ix)	promulgate such administrative forms as they from time to time deem necessary or appropriate for administration of the Plan;

(x)	construe, interpret, administer and implement the terms and provisions of this Plan, any Award and any related agreements;

(xi)	correct any defect, supply any omission and reconcile any inconsistency in or between the Plan, any Award and any related agreements;

(xii)	prescribe any legends to be affixed to certificates representing Shares or other interests granted or issued under the Plan; and

(xiii)	otherwise supervise the administration of this Plan.

(d)           All decisions made by the Committee pursuant to the provisions of this Plan are final and binding on all persons, including the Company, its Shareholders and participants, but may be made by their terms subject to ratification or approval by, the Board, another committee of the Board or Shareholders.

(e)           The Company shall furnish the Committee and its delegates with such clerical and other assistance as is necessary for the performance of the Committee’s duties under the Plan.

2.2Delegation of Duties.  The Committee may delegate ministerial duties to any other person or persons, and it may employ attorneys, consultants, accountants or other professional advisers for purposes relating to plan administration at the expense of the Company.

2.3Limitation of Liability.  Members of the Board, members of the Committee and Company employees who are their designees acting under this Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for grossly negligent or willful misconduct in the performance of their duties hereunder.

ARTICLE 3
Stock Subject to Plan

3.1Total Shares Limitation.  Subject to the provisions of this Article, the maximum number of Shares that may be issued pursuant to Awards granted under this Plan is 6,000,000, which may be treasury Shares or unissued Shares.

3.2Other Limitations.

(a)           Stock Option Limitations.  The maximum number of Shares available with respect to all Stock Options granted under this Plan is 6,000,000 Shares. The maximum number of Shares available with respect to ISOs granted under this Plan is 6,000,000 Shares.

(b)           Full-Value Limitations.  The maximum number of Shares available with respect to Full-Value Awards granted under this Plan is 6,000,000 Shares.

(c)           Participant Limitation.  The aggregate number of Shares underlying Awards granted under this Plan to any participant in any Plan Year (including but not limited to Awards of Options and SARs), regardless of whether such Awards are thereafter canceled, forfeited or terminated, shall not exceed 500,000 Shares. The foregoing annual limitation is intended to include the grant of all Awards including, but not limited to, Awards representing “performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

3.3Awards Not Exercised; Effect of Receipt of Shares.  If any outstanding Award, or portion thereof, expires, or is terminated, canceled or forfeited, the Shares that would otherwise be issuable with respect to the unexercised portion of such expired, terminated, canceled or forfeited Award shall be available for subsequent Awards under this Plan. If (i) the Exercise Price of a Stock Option is paid in Shares, (ii) Shares underlying the exercised portion of an SAR are not issued upon exercise of the SAR, (iii) Shares are withheld to satisfy an individual participant’s tax obligations or (iv) Shares are repurchased by the Company on the open market with respect to Awards under this Plan, the Shares received, not issued, withheld or repurchased by the Company in connection therewith shall not be added to the maximum aggregate number of Shares which may be issued under Section 3.1.

3.4Dilution and Other Adjustments.  If the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, redesignation, reclassification, merger, consolidation, liquidation, split-up, reverse split, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Committee may, in such manner as it deems equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) which thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the limitations set forth above and (iv) the purchase or Exercise Price or any performance objective with respect to any Award; provided, however, that the number of Shares or other securities covered by any Award or to which such Award relates is always a whole number. Notwithstanding the foregoing, the foregoing adjustments shall be made in conformity with: (i) Sections 422 and 424 of the Code with respect to ISOs; (ii) Treasury Department Regulation Section 1.424-1 (and any successor) with respect to NQSOs, applied as if the NQSOs were ISOs; (iii) Section 409A of the Code, to the extent necessary to avoid its application or avoid adverse tax consequences thereunder; and (iv) Section 162(m) of the Code with respect to Awards granted to Section 162(m) Persons that are intended to be “performance-based compensation,” unless specifically determined otherwise by the Committee.

ARTICLE 4
Participants

4.1Eligibility.  Officers, all other active common law employees of the Company or any of its Affiliates, consultants and Outside Directors (each an “Eligible Director”) who are selected by the Committee in its sole discretion are eligible to participate in this Plan.

4.2Award Agreements.  Awards are contingent upon the participant’s execution of a written agreement in a form prescribed by the Committee. Execution of an Award agreement shall constitute the participant’s irrevocable agreement to, and acceptance of, the terms and conditions of the Award set forth in such agreement and of the terms and conditions of the Plan applicable to such Award. Award agreements may differ from time to time and from participant to participant.

ARTICLE 5
Stock Option Awards

5.1Option Grant.  Each Stock Option granted under this Plan will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee, and by a written agreement dated as of the Date of Grant and executed by the Company and by the appropriate participant.

5.2Terms and Conditions of Grants.  Stock Options granted under this Plan are subject to the following terms and conditions and may contain such additional terms, conditions, restrictions and contingencies with respect to exercisability and with respect to the Shares acquired upon exercise as may be provided in the relevant agreement evidencing the Stock Options, as the Committee deems desirable, so long as such terms and conditions are not inconsistent with the terms of this Plan:

(a)           Exercise Price.  Subject to Section 3.4, the Exercise Price will never be less than 100% of the Fair Market Value of the Shares on the Date of Grant. Except as otherwise provided in Section 3.4, no subsequent amendment of an outstanding Stock Option may reduce the Exercise Price to less than 100% of the Fair Market Value of the Shares on the Date of Grant.

(b)           Option Term.  Any unexercised portion of a Stock Option granted hereunder shall expire at the end of the stated term of the Stock Option. The Committee shall determine the term of each Stock Option at the time of grant, which term shall not exceed ten years from the Date of Grant. The Committee may extend the term of a Stock Option, in its discretion, but not beyond the date immediately prior to the tenth anniversary of the original Date of Grant. If a definite term is not specified by the Committee at the time of grant, then the term is deemed to be ten years.

(c)           Vesting. Stock Options, or portions thereof, are exercisable at such time or times and on such conditions as determined by the Committee in its discretion at or after grant. If the Committee provides that any Stock Option becomes Vested over a period of time or on conditions, in its entirety or in installments, the Committee may waive or accelerate those Vesting provisions at any time.

(d)           Method of Exercise. Vested portions of any Stock Option may be exercised in whole or in part at any time during the option term by giving written notice of exercise to the Company specifying the number of Shares to be purchased. The notice must be given by or on behalf of a person entitled to exercise the Stock Option, accompanied by payment in full of the Exercise Price, along with any tax withholding pursuant to Article 16. Subject to the approval of the Committee, the Exercise Price may be paid:

(i)	in cash in any manner satisfactory to the Committee;

(ii)
by tendering (by either actual delivery of Shares or by attestation) unrestricted Shares that are owned on the date of exercise by the person entitled to exercise the Stock Option having an aggregate Fair Market Value on the date of exercise equal to the applicable Exercise Price;

(iii)	by a combination of cash and unrestricted Shares that are owned on the date of exercise by the person entitled to exercise the Stock Option;

(iv)
By delivery of irrevocable instructions to a broker to sell Shares obtained upon exercise of the Stock Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the Exercise Price for the Shares being purchased; and

(v)	by another method permitted by law and affirmatively approved by the Committee which assures full and immediate payment or satisfaction of the Exercise Price.

The Committee may withhold its approval for any method of payment for any reason, in its sole discretion, including but not limited to concerns that the proposed method of payment will result in adverse financial accounting treatment, adverse tax treatment for the Company or a participant or a violation of the Sarbanes-Oxley Act of 2002, as amended from time to time, and lawful regulations and guidance promulgated thereunder.

(e)           Issuance of Shares.  The Company will issue or cause to be issued Shares as soon as practicable after exercise of a Stock Option and receipt of full payment of the Exercise Price. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, in certificated or uncertificated form, no right to vote or receive dividends or any other rights as a Shareholder will exist with respect to the Shares, notwithstanding the exercise of the Stock Option.

(f)           Form.  Unless the grant of a Stock Option is designated at the time of grant as an ISO, it is deemed to be an NQSO. ISOs are subject to the additional terms and conditions in Article 6.

(g)           Special Limitations on Stock Option Awards.  Unless an Award agreement approved by the Committee expressly provides otherwise, Stock Options awarded under this Plan are intended to meet the requirements for exclusion from coverage under Section 409A of the Code and all Stock Option Awards shall be construed and administered accordingly.

ARTICLE 6
Special Rules Applicable to Incentive Stock Options

6.1Eligibility.  Notwithstanding any other provision of this Plan to the contrary, an ISO may only be granted to employees (including officers and Directors who are also employees) of the Company or an Affiliate which is also a Parent or Subsidiary.

6.2Special ISO Rules.

(a)           Term.  No ISO may be exercisable on or after the tenth anniversary of the Date of Grant, and no ISO may be granted under this Plan on or after the tenth anniversary of the effective date of this Plan.

(b)           Ten Percent Shareholder.  If a grantee owns (at the time of the Award and after application of the rules contained in Section 424(d) of the Code) equity securities possessing more than 10% of the total combined voting power of all classes of equity securities of the Company, its Parent or any Subsidiary, the Exercise Price of the ISO will be at least 110% of the Fair Market Value of the Shares as of the Date of Grant and such ISO shall not be exercisable on or after the fifth anniversary of the Date of Grant.

(c)           Limitation on Grants.  The aggregate Fair Market Value (determined with respect to each ISO at the time of grant) of the Shares with respect to which ISOs are exercisable for the first time by an optionee during any calendar year (under this Plan or any other plan adopted by the Company or a Parent or a Subsidiary) shall not exceed $100,000. If such aggregate Fair Market Value shall exceed $100,000, such number of ISOs as shall have an aggregate Fair Market Value equal to the amount in excess of $100,000 shall be treated as NQSOs.

(d)           Non-Transferability.  Notwithstanding any other provision herein to the contrary, no ISO (and, if applicable, related Stock Appreciation Right) may be transferred except by will or by the laws of descent and distribution, nor may an ISO (or related Stock Appreciation Right) be exercisable during an optionee’s lifetime other than by him or her (or his or her guardian or legal representative to the extent permitted by applicable law).

(e)           Termination of Employment.  No ISO may be exercised more than three months following termination of Employment for any reason (including Retirement) other than death or Disability, nor more than one year following termination of Employment due to death or Disability (as defined in Section 422 of the Code), or such option will no longer qualify as an ISO and shall thereafter be, and receive the tax treatment applicable to, an NQSO. For this purpose, a termination of Employment is cessation of Employment such that no Employment relationship exists between the participant and the Company, a Parent or a Subsidiary.

(f)           Fair Market Value.  For purposes of any ISO granted hereunder (or, if applicable, related Stock Appreciation Right), the Fair Market Value of Shares shall be determined in the manner required by Section 422 of the Code.

6.3Subject to Code Amendments.  The foregoing limitations are designed to comply with the requirements of Section 422 of the Code and shall be automatically amended or modified to comply with changes to Section 422 of the Code. Any ISO which fails to meet the requirements of Section 422 of the Code is automatically treated as an NQSO appropriately granted under this Plan provided that it otherwise meets the Plan’s requirements for being an NQSO.

ARTICLE 7
Stock Appreciation Rights

7.1SAR Grant and Agreement.  Stock Appreciation Rights may be granted under this Plan, either independently or in conjunction with the grant of a Stock Option. Each SAR granted under this Plan will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee, and by a written agreement dated as of the Date of Grant and executed by the Company and by the appropriate participant.

7.2SARs Granted in Conjunction with Option.  Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under this Plan, at the same time as the grant of the Stock Option, and will be subject to the following terms and conditions:

(a)           Term.  Each Stock Appreciation Right, or applicable portion thereof, granted with respect to a given Stock Option or portion thereof terminates and is no longer exercisable upon the termination or exercise of the related Stock Option, or applicable portion thereof.

(b)           Exercisability.  A Stock Appreciation Right is exercisable only at such time or times and to the extent that the Stock Option to which it relates is Vested and exercisable in accordance with the provisions of Article 5 or otherwise as the Committee may determine.

(c)           Method of Exercise.  A Stock Appreciation Right may be exercised by the surrender of the applicable portion of the related Stock Option. Stock Options which have been so surrendered, in whole or in part, are no longer exercisable to the extent the related Stock Appreciation Rights have been exercised and are deemed to have been exercised for the purpose of the limitation set forth in Article 3 on the number of Shares to be issued under this Plan. Upon the exercise of a Stock Appreciation Right, subject to satisfaction of tax withholding requirements, the holder of the Stock Appreciation Right is entitled to receive cash or Shares equal in value to the excess of the Fair Market Value of a Share on the exercise date over the Exercise Price per Share specified in the related Stock Option, multiplied by the number of Shares in respect of which the Stock Appreciation Right is exercised. Any fractional Shares shall be paid in cash or, if the Committee determines, rounded downward to the next whole Share. At any time the Exercise Price per Share of the related Stock Option exceeds the Fair Market Value of one Share, the holder of the Stock Appreciation Right shall not be permitted to exercise such right.

7.3Independent SARs.  Stock Appreciation Rights may be granted without related Stock Options, and independent Stock Appreciation Rights will be subject to the following terms and conditions:

(a)           Term.  Any unexercised portion of an independent Stock Appreciation Right granted hereunder shall expire at the end of the stated term of the Stock Appreciation Right. The Committee shall determine the term of each Stock Appreciation Right at the time of grant, which term shall not exceed ten years from the Date of Grant. The Committee may extend the term of a Stock Appreciation Right, in its discretion, but not beyond the date immediately prior to the tenth anniversary of the original Date of Grant. If a definite term is not specified by the Committee at the time of grant, then the term is deemed to be ten years.

(b)           Exercisability.  A Stock Appreciation Right is exercisable, in whole or in part, at such time or times as determined by the Committee at or after the time of grant.

(c)           Method of Exercise.  A Stock Appreciation Right may be exercised in whole or in part during the term by giving written notice of exercise to the Company specifying the number of Shares in respect of which the Stock Appreciation Right is being exercised. The notice must be given by or on behalf of a person entitled to exercise the Stock Appreciation Right. Upon the exercise of a Stock Appreciation Right, subject to satisfaction of tax withholding requirements, the holder of the Stock Appreciation Right is entitled to receive cash or Shares equal in value to the excess of the Fair Market Value of a Share on the exercise date over the Fair Market Value of a Share on the Date of Grant (the “Base Value”) multiplied by the number of Stock Appreciation Rights being exercised. Any fractional Shares shall be paid in cash or, if the Committee determines, rounded downward to the next whole Share. At any time the Fair Market Value of a Share on a proposed exercise date does not exceed the Base Value, the holder of the Stock Appreciation Right shall not be permitted to exercise such right.

7.4Other Terms and Conditions of SAR Grants.  Stock Appreciation Rights are subject to such other terms and conditions, not inconsistent with the provisions of this Plan, as are determined from time to time by the Committee.

7.5Special Limitations on SAR Awards.  Unless an Award agreement approved by the Committee expressly provides otherwise, Stock Appreciation Rights awarded under this Plan are intended to meet the requirements for exclusion from coverage under Section 409A of the Code and all Stock Appreciation Rights Awards shall be construed and administered accordingly.

ARTICLE 8
Restricted Share and Restricted Share Unit Awards

8.1Restricted Share Grants and Agreements.  Restricted Share Awards consist of Shares which are issued by the Company to a participant at no cost or at a purchase price determined by the Committee which may be below their Fair Market Value but which are subject to forfeiture and restrictions on their sale or other transfer by the participant. Each Restricted Share Award granted under this Plan will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee, and by a written agreement dated as of the Date of Grant and executed by the Company and by the participant. The timing of Restricted Share Awards and the number of Shares to be issued (subject to Section 3.4) are to be determined by the Committee in its discretion. By accepting a grant of Restricted Shares, the participant consents to any tax withholding.

8.2Terms and Conditions of Restricted Share Grants.  Restricted Shares granted under this Plan are subject to the following terms and conditions, which, except as otherwise provided herein, need not be the same for each participant, and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan, as the Committee deems desirable:

(a)           Purchase Price.  The Committee shall determine the prices, if any, at which Restricted Shares are to be issued to a participant, which may vary from time to time and from participant to participant and which may be below the Fair Market Value of such Restricted Shares at the Date of Grant.

(b)           Restrictions.  All Restricted Shares issued under this Plan will be subject to such restrictions as the Committee may determine, which may include, without limitation, the following:

(i)
a prohibition against the sale, transfer, pledge or other encumbrance of the Restricted Shares, such prohibition to lapse at such time or times as the Committee determines (whether in installments, at the time of the death, Disability or Retirement of the holder of such shares, or otherwise, but subject to the Change in Control provisions in Article 12 and the applicable Award agreements);

(ii)	a requirement that the participant forfeit such Restricted Shares in the event of termination of the participant’s Employment or directorship with the Company or its Affiliates prior to Vesting;

(iii)
a prohibition against Employment or retention of the participant by any competitor of the Company or its Affiliates, or against dissemination by the participant of any secret or confidential information belonging to the Company or an Affiliate;

(iv)
any applicable requirements arising under the Securities Act of 1933, as amended, other securities laws, the rules and regulations of The Nasdaq Stock Market or any other stock exchange or transaction reporting system upon which such Restricted Shares are then listed or quoted and any state laws, rules and regulations, including “blue sky” laws; and

(v)	such additional restrictions as are required to avoid adverse tax consequences under Section 409A of the Code.

The Committee may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse. However, if the Committee determines that restrictions lapse upon the attainment of specified performance objectives, then the provisions of Sections 9.2 and 9.3 will apply. If the written agreement governing an Award to a Section 162(m) Person provides that such Award is intended to be “performance-based compensation,” the applicable provisions of Article 9 implementing Section 162(m) of the Code will also apply.

(c)           Delivery of Shares.  Restricted Shares will be certificated and registered in the name of the participant and deposited, together with a Stock Power, with the Company. Each such certificate will bear a legend in substantially the following form:

“The transferability of this certificate and the Common Shares represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the Geos Communications, Inc. 2009 Omnibus Long Term Incentive Plan and an agreement entered into between the registered owner and the Company. A copy of this Plan and agreement are on file in the office of the Secretary of the Company.”

At the end of any time period during which the Restricted Shares are subject to forfeiture and restrictions on transfer, and after any tax withholding, such Shares will be delivered free of all restrictions (except for any pursuant to Section 15.2) to the participant or other appropriate person and with the foregoing legend removed.

(d)           Forfeiture of Shares.  If a participant who holds Restricted Shares fails to satisfy the restrictions, Vesting requirements and other conditions relating to the Restricted Shares prior to the lapse, satisfaction or waiver of such restrictions and conditions, except as may otherwise be determined by the Committee, the participant shall forfeit the Shares and transfer them back to the Company in exchange for a refund of any consideration paid by the participant or such other amount which may be specifically set forth in the Award agreement. A participant shall execute and deliver to the Company one or more Stock Powers with respect to Restricted Shares granted to such participant.

(e)           Voting and Other Rights.  Except as otherwise required for compliance with Section 162(m) of the Code and the terms of the applicable Restricted Share Agreement, during any period in which Restricted Shares are subject to forfeiture and restrictions on transfer, the participant holding such Restricted Shares shall have all the rights of a Shareholder with respect to such Shares, including, without limitation, the right to vote such Shares and the right to receive any dividends paid with respect to such Shares; provided that if restrictions lapse upon the attainment of specified performance objectives, then the participant will receive any dividends only to the extent performance objectives are achieved.

8.3Restricted Share Unit Awards and Agreements.  Restricted Share Unit Awards consist of Shares that will be issued to a participant at a future time or times at no cost or at a purchase price determined by the Committee which may be below their Fair Market Value if continued Employment, continued directorship and/or other terms and conditions specified by the Committee are satisfied. Each Restricted Share Unit Award granted under this Plan will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee, and by a written agreement dated as of the Date of Grant and executed by the Company and the Plan participant. The timing of Restricted Share Unit Awards and the number of Restricted Share Units to be awarded (subject to Section 3.2) are to be determined by the Committee in its sole discretion. By accepting a Restricted Share Unit Award, the participant agrees to remit to the Company when due any tax withholding as provided in Article 16.

8.4Terms and Conditions of Restricted Share Unit Awards.  Restricted Share Unit Awards are subject to the following terms and conditions, which, except as otherwise provided herein, need not be the same for each participant, and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan, as the Committee deems desirable:

(a)           Purchase Price.  The Committee shall determine the prices, if any, at which Shares are to be issued to a participant after Vesting of Restricted Share Units, which may vary from time to time and among participants and which may be below the Fair Market Value of Shares at the Date of Grant.

(b)           Restrictions.  All Restricted Share Units awarded under this Plan will be subject to such restrictions as the Committee may determine, which may include, without limitation, the following:

(i)	a prohibition against the sale, transfer, pledge or other encumbrance of the Restricted Share Unit;

(ii)	a requirement that the participant forfeit such Restricted Share Unit in the event of termination of the participant’s Employment or directorship with the Company or its Affiliates prior to Vesting;

(iii)
a prohibition against Employment of the participant by, or provision of services by the participant to, any competitor of the Company or its Affiliates, or against dissemination by the participant of any secret or confidential information belonging to the Company or an Affiliate;

(iv)
any applicable requirements arising under the Securities Act of 1933, as amended, other securities laws, the rules and regulations of The Nasdaq Stock Market or any other stock exchange or transaction reporting system upon which the Common Shares are then listed or quoted and any state laws, rules and interpretations, including “blue sky” laws; and

(v)	such additional restrictions as are required to avoid adverse tax consequences under Section 409A of the Code.

The Committee may at any time waive such restrictions or accelerate the date or dates on which the restrictions will lapse.

(c)           Performance-Based Restrictions.  The Committee may, in its sole discretion, provide restrictions that lapse upon the attainment of specified performance objectives. In such case, the provisions of Sections 9.2 and 9.3 will apply (including, but not limited to, the enumerated performance objectives). If the written agreement governing an Award to a Section 162(m) Person provides that such Award is intended to be “performance-based compensation,” the applicable provisions of Article 9 implementing Section 162(m) of the Code will also apply.

(d)           Voting and Other Rights.  A participant holding Restricted Share Units shall not be deemed to be a Shareholder solely because of such units. Such participant shall have no rights of a Shareholder with respect to such units; provided, however, that an Award agreement may provide for payment of an amount of money (or Shares with a Fair Market Value equivalent to such amount) equal to the dividends paid from time to time on the number of Common Shares that would become payable upon vesting of a Restricted Share Unit Award but if restrictions lapse upon the attainment of specified performance objectives, then such dividend equivalents shall be paid only to the extent performance objectives are achieved.

(e)           Lapse of Restrictions.  If a participant who holds Restricted Share Units satisfies the restrictions and other conditions relating to the Restricted Share Units prior to the lapse or waiver of such restrictions and conditions, the Restricted Share Units shall be converted to, or replaced with, Shares which are free of all restrictions except for any restrictions pursuant to Section 15.2.

(f)           Forfeiture of Restricted Share Units.  If a participant who holds Restricted Share Units fails to satisfy the restrictions, Vesting requirements and other conditions relating to the Restricted Share Units prior to the lapse, satisfaction or waiver of such restrictions and conditions, except as may otherwise be determined by the Committee, the participant shall forfeit the Restricted Share Units.

(g)           Termination.  A Restricted Share Unit Award or unearned portion thereof will terminate without the issuance of Shares on the termination date specified on the Date of Grant or upon the termination of Employment or directorship of the participant during the time period or periods specified by the Committee during which any performance objectives must be met (the “Performance Period”). If a participant’s Employment or directorship with the Company or its Affiliates terminates by reason of his or her death, Disability or Retirement, the Committee in its discretion at or after the Date of Grant may determine that the participant (or the heir, legatee or legal representative of the participant’s estate) will receive a distribution of Shares in an amount which is not more than the number of Shares which would have been earned by the participant if 100% of the performance objectives for the current Performance Period had been achieved prorated based on the ratio of the number of months of active Employment in the Performance Period to the total number of months in the Performance Period. However, with respect to Awards intended to be performance-based compensation (as described in Section 9.4(d)), distribution of the Shares shall not be made prior to attainment of the relevant performance objectives.

(h)           Special Limitations on Restricted Share Unit Awards.  Restricted Share Units awarded under this Plan are intended to be compliant with, or exempt from, Section 409A of the Code and all Restricted Share Unit Awards shall be construed and administered accordingly.

8.5Time Vesting of Restricted Share and Restricted Share Unit Awards.  Restricted Shares or Restricted Share Units, or portions thereof, are exercisable at such time or times as determined by the Committee in its discretion at or after grant, subject to the restrictions on time Vesting set forth in this Section. If the Committee provides that any Restricted Shares or Restricted Share Unit Awards become Vested over time (with or without a performance component), the Committee may waive or accelerate such Vesting provisions at any time, subject to the restrictions on time Vesting set forth in this Section.

ARTICLE 9
Performance Share Awards

9.1Performance Share Awards and Agreements.  A Performance Share Award is a right to receive Shares in the future conditioned upon the attainment of specified performance objectives and such other conditions, restrictions and contingencies as the Committee may determine. Each Performance Share Award granted under this Plan will be evidenced by minutes of a meeting, or by a unanimous written consent without a meeting, of the Committee, and by a written agreement dated as of the Date of Grant and executed by the Company and by the Plan participant. The timing of Performance Share Awards and the number of Shares covered by each Award (subject to Section 3.2) are to be determined by the Committee in its discretion. By accepting a grant of Performance Shares, the participant agrees to remit to the Company when due any tax withholding as provided in Article 16.

9.2Performance Objectives.  At the time of grant of a Performance Share Award, the Committee will specify the performance objectives which, depending on the extent to which they are met, will determine the number of Shares that will be distributed to the participant. The Committee will also specify the Performance Period during which the performance objectives must be met. With respect to Awards to Section 162(m) Persons intended to be “performance based compensation,” the Committee may use performance objectives based on one or more of the following: (i) earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization or earnings before interest and taxes); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on Shareholders’ equity; (vii) expense management; (viii) return on investment; (ix) improvements in capital structure or capital expenses; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins; (xii) stock price; (xiii) market share; (xiv) costs; (xv) liquidity or cash flow; (xvi) working capital and working capital metrics; (xvii) return on assets; (xviii) assets, debt or net debt; (xix) total return; (xx) customer satisfaction survey performance; (xxi) quality improvement performance; (xxii) manufacturing productivity performance; and (xxiii) such other objective performance criteria as determined by the Committee in its sole discretion. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes. Performance measurement may be based on absolute Company, business unit or divisional performance and/or on performance as compared with that of other publicly-traded companies. The performance objectives and periods need not be the same for each participant nor for each Award.

9.3Adjustment of Performance Objective and Evaluations.  The Committee may modify, amend or otherwise adjust the performance objectives specified for outstanding Performance Share Awards if it determines that an adjustment would be consistent with the objectives of this Plan and taking into account the interests of the participants and the public Shareholders of the Company and such adjustment complies with the requirements of Section 162(m) of the Code for Section 162(m) Persons, to the extent applicable, unless the Committee indicates a contrary intention. The types of events which could cause an adjustment in the performance objectives include, without limitation, accounting changes which substantially affect the determination of performance objectives, changes in applicable laws or regulations which affect the performance objectives, and divisive corporate reorganizations, including spin-offs and other distributions of property or stock. The Committee may also appropriately adjust any performance evaluation under a performance objective or objectives to reflect any of the following events that may occur during the Performance Period: (1) asset gains or losses; (2) litigation, claims, judgments or settlements; (3) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (4) accruals for reorganization and restructuring programs; and (5) any extraordinary, unusual, non-recurring or non-cash items.

9.4Other Terms and Conditions.  Performance Share Awards granted under this Plan are subject to the following terms and conditions and may contain such additional terms, conditions, restrictions and contingencies not inconsistent with the terms of this Plan as the Committee deems desirable:

(a)           Delivery of Shares.  As soon as practicable after the applicable Performance Period has ended, the participant will receive a distribution of the number of Shares earned during the Performance Period, depending upon the extent to which the applicable performance objectives were achieved. Such Shares will be registered in the name of the participant and will be free of all restrictions except for any restrictions pursuant to Section 15.2.

(b)           Termination.  A Performance Share Award or unearned portion thereof will terminate without the issuance of Shares on the termination date specified at the time of grant or upon the termination of Employment or directorship of the participant during the Performance Period. If a participant’s Employment or directorship with the Company or its Affiliates terminates by reason of his or her death, Disability or Retirement (except with respect to Section 162(m) Persons), the Committee in its discretion at or after the time of grant may determine, notwithstanding any Vesting requirements under Section 9.4(a), that the participant (or the heir, legatee or legal representative of the participant’s estate) will receive a distribution of a portion of the participant’s then-outstanding Performance Share Awards in an amount which is not more than the number of shares which would have been earned by the participant if 100% of the performance objectives for the current Performance Period had been achieved prorated based on the ratio of the number of months of active Employment in the Performance Period to the total number of months in the Performance Period. However, with respect to Awards intended to be “performance-based compensation” (as described in Section 9.4(d)), distribution of the Shares shall not be made prior to attainment of the relevant performance objective.

(c)           Voting and Other Rights.  Awards of Performance Shares do not provide the participant with voting rights or rights to dividends prior to the participant becoming the holder of record of Shares issued pursuant to an Award; provided, however, that an Award agreement may provide for payment of an amount of money (or Shares with a Fair Market Value equivalent to such amount) equal to the dividends paid from time to time on the number of Common Shares that would become payable upon vesting of a Performance Share Award but such dividend equivalents shall be paid only to the extent performance objectives are achieved. Prior to the issuance of Shares, Performance Share Awards may not be sold, transferred, pledged, assigned or otherwise encumbered.

(d)           Performance-Based Compensation.  The Committee may designate Performance Share Awards as being “remuneration payable solely on account of the attainment of one or more performance goals” as described in Section 162(m)(4)(C) of the Code. Such Awards shall be automatically amended or modified to comply with amendments to Section 162 of the Code to the extent applicable, unless the Committee indicates a contrary intention.

9.5Time Vesting of Performance Share Awards.  Performance Share Awards, or portions thereof, are exercisable at such time or times as determined by the Committee in its discretion at or after grant, subject to the restrictions on time Vesting set forth in this Section. If the Committee provides that any Performance Shares become Vested over time (accelerated by a performance component), the Committee may waive or accelerate such Vesting provisions at any time, subject to the restrictions on time Vesting set forth in this Section.

9.6Special Limitations on Performance Share Awards.  Unless an Award agreement approved by the Committee provides otherwise, Performance Shares awarded under this Plan are intended to meet the requirements for exclusion from coverage under Section 409A of the Code and all Performance Share Awards shall be construed and administered accordingly.

ARTICLE 10
Common Share Awards

10.1Eligibility.  Notwithstanding any other provision of this Plan to the contrary, a Common Share may only be granted to an employee or Eligible Director.

10.2Terms and Conditions of Common Share Awards.

(a)           Purpose.  Common Shares may be granted in consideration of services rendered to the Company by employees or Eligible Directors in their capacity as Directors.

(b)           Vesting.  Common Shares shall be fully-Vested.

ARTICLE 11
Transfers and Leaves of Absence

11.1Transfer of Participant.  For purposes of this Plan, the transfer of a participant among the Company and its Affiliates is deemed not to be a termination of Employment.

11.2Effect of Leaves of Absence.  For purposes of this Plan, the following leaves of absence are deemed not to be a termination of Employment:

(a)           a leave of absence, approved in writing by the Company, for military service, sickness or any other purpose approved by the Company, if the period of such leave does not exceed 90 days;

(b)           a leave of absence in excess of 90 days, approved in writing by the Company, but only if the employee’s right to reemployment is guaranteed either by a statute or by contract, and provided that, in the case of any such leave of absence, the employee returns to work within 30 days after the end of such leave; and

(c)           any other absence determined by the Committee in its discretion not to constitute a termination of Employment.

ARTICLE 12
Effect of Change in Control

12.1Change in Control Defined.  “Change in Control” means the occurrence of any of the following: (i) the sale or disposition, in one or a series of related transactions, of all or substantially all, of the assets of the Company to any Person or “group” (as such term is defined in Sections 13(d)(3) or 14(d)(2) of the Exchange Act) other than the Permitted Holders; (ii) any Person or group, other than the Permitted Holders, that is or becomes the Beneficial Owner (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the total voting power of the voting stock of the Company (or any entity which controls the Company or which is a successor to all or substantially all of the assets of the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; or (iii) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new Directors whose election by such Board or whose nomination for election by the Shareholders of the Company was approved by a vote of a majority of the Directors of the Company, then still in office, who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board, then in office. Notwithstanding the foregoing, the Committee may specify a different definition of “Change in Control” as necessary to prevent adverse taxation under Section 409A of the Code.

12.2Acceleration of Award.  Except as otherwise provided in this Plan or an Award agreement, immediately upon the occurrence of a Change in Control:

(a)           all outstanding Stock Options automatically become fully exercisable;

(b)           all Restricted Share Awards automatically become fully Vested;

(c)           subject to Section 409A of the Code, all Restricted Share Unit Awards automatically become fully Vested (or, if such Restricted Share Unit Awards are subject to performance-based restrictions, they shall become Vested on a pro-rated basis as described in Section 12.2(d)) and, to the extent Vested, convertible to Shares at the election of the holder;

(d)           all participants holding Performance Share Awards become entitled to receive a partial payout in an amount which is the number of Shares which would have been earned by the participant if 100% of the performance objectives for the current Performance Period had been achieved pro-rated based on the ratio of the number of months of active Employment in the Performance Period to the total number of months in the Performance Period; and

(e)           Stock Appreciation Rights automatically become fully Vested and fully exercisable.

12.3Treatment of Awards.  If the Committee determines that it would not trigger adverse taxation under Section 409A of the Code, upon the occurrence of a Change in Control, the Committee may, but shall not be obligated to, (A) cancel Awards for fair value, which, in the case of Stock Options and Stock Appreciation Rights, shall equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Stock Options or Stock Appreciation Rights (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Stock Options or Stock Appreciation Rights as of the date of the Change in Control) over the aggregate Exercise Price or Base Value (as applicable) of such Stock Options or Stock Appreciation Rights or (B) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms and value of any affected Awards previously granted hereunder as determined by the Committee or (C) provide that for a period of at least 15 days prior to the Change in Control, such Awards shall be exercisable, to the extent applicable, as to all Shares subject thereto and the Committee may further provide that upon the occurrence of the Change in Control, such Awards shall terminate and be of no further force and effect.

ARTICLE 13
Transferability of Awards

13.1Awards Are Non-Transferable.  Except as provided in Sections 13.2 and 13.3, Awards are non-transferable and any attempts to assign, pledge, hypothecate or otherwise alienate or encumber (whether by operation of law or otherwise) any Award shall be null and void.

13.2Inter-Vivos Exercise of Awards.  During a participant’s lifetime, Awards are exercisable only by the participant or, as permitted by applicable law and notwithstanding Section 13.1 to the contrary, the participant’s guardian or other legal representative.

13.3Limited Transferability of Certain Awards.  Notwithstanding Section 13.1 to the contrary, Awards may be transferred by will and by the laws of descent and distribution. Moreover, the Committee, in its discretion, may allow at or after the time of grant the transferability of Awards which are Vested, provided that the permitted transfer is made (a) if the Award is an Incentive Stock Option, consistent with Section 422 of the Code; (b) to the Company (for example in the case of forfeiture of Restricted Shares), an Affiliate or a person acting as the agent of the foregoing, or as otherwise determined by the Committee to be in the interests of the Company; or (c) by a participant for no consideration to Immediate Family Members or to a bona fide trust, partnership or other entity controlled by and for the benefit of one or more Immediate Family Members.  “Immediate Family Members” means the participant’s spouse, children, stepchildren, parents, stepparents, siblings (including half brothers and sisters), in-laws and other individuals who have a relationship to the participant arising because of a legal adoption. No transfer may be made to the extent that transferability would cause Form S-8 or any successor form thereto not to be available to register Shares related to an Award. The Committee in its discretion may impose additional terms and conditions upon transferability.

ARTICLE 14
Amendment and Discontinuation

14.1Amendment or Discontinuation of this Plan.  The Board  may amend, alter, or discontinue this Plan at any time, provided that no amendment, alteration, or discontinuance may be made:

(a)           which would materially and adversely affect the rights of a participant under any Award granted prior to the date such action is adopted by the Board without the participant’s written consent thereto; and

(b)           without Shareholder approval, if Shareholder approval is required under applicable laws, regulations or exchange requirements (including Section 422 of the Code with respect to ISOs, and for the purpose of qualification as “performance-based compensation” under Section 162(m) of the Code).

Notwithstanding the foregoing, this Plan may be amended without obtaining the affected participants’ consent in order to: (i) comply with any law; (ii) preserve any intended favorable tax effects for the Company or participants; or (iii) avoid any unintended unfavorable tax effects for the Company or participants.

14.2Amendment of Grants.  The Committee may amend, prospectively or retroactively, the terms of any outstanding Award, provided that no such amendment may be inconsistent with the terms of this Plan (specifically including the prohibition on granting Stock Options with an Exercise Price less than 100% of the Fair Market Value of the Common Shares on the Date of Grant) or would materially and adversely affect the rights of any holder without his or her written consent.

ARTICLE 15
Share Certificates

15.1Delivery of Share Certificates.  The Company is not required to issue or deliver any Shares issuable with respect to Awards under this Plan prior to the fulfillment of all of the following conditions:

(a)           payment in full for the Shares and for any tax withholding;

(b)           completion of any registration or other qualification of such Shares under any federal or state laws or under the rulings or regulations of the Securities and Exchange Commission or any other regulating body which the Committee in its discretion deems necessary or advisable;

(c)           admission of such Shares to listing on The Nasdaq Stock Market or any stock exchange on which the Shares are listed;

(d)           in the event the Shares are not registered under the Securities Act of 1933, as amended, qualification as a private placement under said act;

(e)           obtaining of any approval or other clearance from any federal or state governmental agency which the Committee in its discretion determines to be necessary or advisable; and

(f)           full satisfaction of the Committee that the issuance and delivery of Shares under this Plan is in compliance with applicable federal, state or local law, rule, regulation or ordinance or any rule or regulation of any other regulating body, for which the Committee may seek approval of counsel for the Company.

Notwithstanding the foregoing, with respect to any Award that is or becomes subject to Section 409A of the Code, a payment may only be delayed where the Company or any Affiliate reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law and provided that the payment is made at the earliest date at which the Company or Affiliate reasonably anticipates that the making of the payment will not cause such violation.

15.2Applicable Restrictions on Shares.  Shares issued with respect to Awards may be subject to such stock transfer orders and other restrictions as the Committee may determine necessary or advisable under any applicable federal or state securities law rules, regulations and other requirements, the rules, regulations and other requirements of The Nasdaq Stock Market or any stock exchange upon which the Shares are then-listed, and any other applicable federal or state law and will include any restrictive legends the Committee may deem appropriate to include.

15.3Book Entry.  In lieu of the issuance of stock certificates evidencing Shares, the Company or its transfer agent may use a “book entry” system in which a computerized or manual entry is made in the records of the Company or the transfer agent to evidence the issuance of such Shares. Such Company records are, absent manifest error, binding on all parties.

ARTICLE 16
Tax Withholding

16.1In General.  The Committee shall cause the Company or its Affiliates to withhold any taxes which it determines it is required by law or required by the terms of this Plan to withhold in connection with any payments incident to this Plan. The participant or other recipient shall provide the Committee with such Stock Powers and additional information or documentation as may be necessary for the Committee to discharge its obligations under this Section.

16.2Delivery of Withholding Proceeds.  The Company or its Affiliates shall deliver withholding proceeds to the Internal Revenue Service and/or other taxing authority.

ARTICLE 17
General Provisions

17.1No Implied Rights to Awards, Employment or Directorship.  No potential participant has any claim or right to be granted an Award under this Plan, and there is no obligation of uniformity of treatment of participants under this Plan. Neither this Plan nor any Award hereunder shall be construed as giving any individual any right to continued Employment or continued directorship with the Company or any Affiliate. The Plan does not constitute a contract of Employment or for services, and the Company and each Affiliate expressly reserve the right at any time to terminate employees or service providers free from liability, or any claim, under this Plan, except as may be specifically provided in this Plan or in an Award agreement.

17.2Other Compensation Plans.  Nothing contained in this Plan prevents the Board from adopting other or additional compensation arrangements, subject to Shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

17.3Rule 16b-3 Compliance.  The Plan is intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, as such rule may be amended from time to time (“Rule 16b-3”). All transactions involving any participant subject to Section 16(b) of the Exchange Act shall be subject to the conditions set forth in Rule 16b-3, regardless of whether such conditions are expressly set forth in this Plan. Any provision of this Plan that is contrary to Rule 16b-3 does not apply to such participants.

17.4Code Section 162(m) Compliance.  The Plan is intended to comply with all applicable requirements of Section 162(m) of the Code with respect to “performance-based compensation” for Section 162(m) Persons. Unless the Committee expressly determines otherwise, any provision of this Plan that is contrary to such requirements does not apply to such “performance-based compensation.”

17.5Compliance with Section 409A.  The parties intend that this Plan and Awards be, at all relevant times, in compliance with (or exempt from) Section 409A of the Code and all other applicable laws, and this Plan shall be so interpreted and administered. In addition to the general amendment rights of the Company with respect to the Plan, the Company specifically retains the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to this Plan or any related document as it deems necessary or desirable to more fully address issues in connection with compliance with (or exemption from) Section 409A of the Code and other laws. In no event, however, shall this section or any other provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Plan. The Company and its Affiliates shall have no responsibility for tax or legal consequences to any Participant (or beneficiary) resulting from the terms or operation of this Plan.

17.6Successors.  All obligations of the Company with respect to Awards granted under this Plan are binding on any successor to the Company, whether as a result of a direct or indirect purchase, merger, consolidation or otherwise of all or substantially all of the business and/or assets of the Company.

17.7Severability.  In the event any provision of this Plan, or the application thereof to any person or circumstances, is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, or other applications, and this Plan is to be construed and enforced as if the illegal or invalid provision had not been included.

17.8Governing Law.  This Plan and all Award agreements pursuant thereto are construed in accordance with and governed by the internal laws of the State of Washington. This Plan is not intended to be governed by the Employee Retirement Income Security Act of 1974 and shall be so construed and administered.

ARTICLE 18
Effective Date; Expiration

18.1Effective Date.  The effective date of this Plan is the date on which the Shareholders of the Company approve it at a duly held Shareholders’ meeting. No Awards may be granted under this Plan after the tenth anniversary of such date, but Awards granted before such tenth anniversary may remain outstanding under this Plan until they expire according to their terms and the other terms of this Plan.